UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2012

BROWNIE’S MARINE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-99393	90-0226181

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

940 N.W. 1st Street, Fort Lauderdale, Florida 33311

(Address of Principal Executive Office) (Zip Code)

(954) 462-5570

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

Effective May 31, 2012, the Company issued an aggregate of 6,944,444 shares of restricted common stock in satisfaction of $83,333.33 bonus payable to Robert Carmichael. The shares were valued at $0.012 per share, which equals the closing price of the Company’s common stock on May 31, 2012, as reported on the OTCBB. The Company relied upon exemption provided under Section 4(2) of the Securities Act of 1933, as amended, for the issuance of the common stock. The certificates representing the common stock contain legends restricting transferability absent registration or applicable exemption.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed above under Item 3.02, on May 31, 2012, the Company agreed to pay a bonus in the amount of $83,333.33 to Robert Carmichael for services performed. In satisfaction of the bonus payment, the Company issued Robert Carmichael 6,944,444 shares of restricted common stock. The shares of common stock were valued at $0.012 per share, which equals the closing price of the Company’s common stock on May 31, 2012, as reported on the OTCBB. Furthermore, effective May 31, 2012 the Company agreed to increase Robert Carmichael’s annual salary from $50,000 per year to $250,000 per annum for services as chief executive officer and chief financial officer. The incremental increase in the amount of salary of $200,000 per year shall be paid monthly, payable in restricted shares of the Company’s common stock. Such shares shall be valued at 70% of the monthly weighted average price of the Company’s common stock as reported on the OTCBB. The bonus and annual salary were approved by the Company’s board of directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROWNIE’S MARINE GROUP, INC.

Date: June 4, 2012	/s/ Robert Carmichael
Robert Carmichael
Chief Executive Officer